                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               IKOS Systems, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                     Filed by IKOS Systems, Inc.
                  Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
                                             Subject Company: IKOS Systems, Inc.
                                                   (Commission File No. 0-18623)


[IKOS LOGO]                                                         NEWS RELEASE

IKOS Systems, Inc.   79 Great Oaks Boulevard   phone: 408 284 0400  www.ikos.com
                     San Jose, CA 95119 1311   fax: 408 284 0401




Editorial Contact:

Joseph Rockom
Chief Financial Officer
(408) 284-8514


FOR IMMEDIATE RELEASE


                   IKOS SYSTEMS REPORTS FOURTH-QUARTER RESULTS


SAN JOSE, Calif., October 30, 2001--IKOS Systems, Inc. (Nasdaq:IKOS), a leading provider of high-performance, hardware design verification solutions, today announced results for the fourth quarter and year ended September 29, 2001.

IKOS also announced a transition from its historical accounting method to the method required by the Securities and Exchange Commission Bulletin 101 (SAB
101). All amounts discussed below are in accordance with SAB 101. A comparison of results under both SAB 101 and IKOS' historical accounting method ("as reported") is included in the attached exhibit. Please see the footnote for a further explanation of revenue recognition under SAB 101*.

Fourth-quarter revenues were significantly above preliminary expectations of revenues of approximately $12 million to $12.5 million announced by the company on October 2, 2001. In accordance with SAB 101, revenues for the fourth quarter were $14.9 million, compared with $22.1 million for the fourth quarter of fiscal 2000. Net income for the quarter was approximately $741,000, or $0.08 per diluted share, compared with net income of $3.2 million, or $0.32 per diluted share, for the year-ago quarter. Included in net income for the quarter ended September 29, 2001, was an income tax benefit of $2.5 million.

Overall product revenues for the fourth quarter were $9.1 million, compared with $17.3 million for the same quarter last year. Maintenance revenues were $5.8 million, compared with $4.8 million for the fourth quarter of 2000.

"We are pleased with the sequential improvement in quarterly revenues, given the difficult economic environment," said Ramon Nunez, president and chief executive officer. "Although we are encouraged by the $12.3 million in bookings this quarter and have seen some improvement in sales activity, we continue to be cautious in the short-term because of the low visibility."

For fiscal 2001, revenues were $61.1 million, compared with $72.8 million for the same period of fiscal 2000. Net loss for the period was $4.6 million, or a loss of $0.51 per diluted share, compared with net income of $8.3 million, or $0.84 per diluted share, for the same period last year. For the year ended September 29, 2001, an income tax benefit of $2 million was recorded.

RECENT BUSINESS HIGHLIGHTS

- Announced on July 2, 2001 a merger agreement with Synopsys, Inc. (Nasdaq:SNPS) with the transaction expected to close in August 2002

- Booked and shipped during the fourth fiscal quarter a large VStation - 15M order for multiple systems to nVidia, which plans to upgrade its IKOS VLE 5Ms to the newer 15M products in order to accommodate substantial growth in its graphics and media processor design sizes and complexity

- Announced that Triscend Corporation had selected IKOS' VStation-5M emulation platform to provide hardware assisted verification performance for its latest system-on-chip (SoC) design, after conducting a competitive benchmark involving IKOS' largest competitors

- Introduced the VStation-5Mx Replicate Station, IKOS' latest product offering, which multiplies the power of emulation with lower-cost replicated emulation systems that enable hardware/software co-verification to shorten the verification cycle and bring designs to market earlier

- Introduced the iSWITCH2 emulator trade-up program -- repeating IKOS' popular iSWITCH program launched in 1999 -- which allows users of other verification systems the opportunity to trade up to IKOS' leading emulation technology at prices as low as nine cents per gate.

IKOS management plans to conduct a teleconference with investors today at 1:30 p.m. PT / 4:30 p.m. ET. This call will be webcast live for all investors and archived for 30 days at http://www.ikos.com. In addition, a telephone replay will be available for one week at (703) 326-3020, code #5566061.

ABOUT IKOS

IKOS Systems, Inc. (Nasdaq:IKOS) is a technology leader in high-performance design verification solutions including hardware and software simulation for language-based design, logic emulation for system integration and compatibility verification, and verification services. The company's mission is to develop and deliver high-performance solutions that enable our customers to verify the functional correctness of their complex electronic system designs. IKOS has direct sales operations in North America, the U.K., France, Germany, The Netherlands, Japan, and India, and a distribution network throughout Asia-Pacific. The corporate headquarters is located at 79 Great Oaks Blvd., San Jose, Calif., 95119, (408) 284-0400. For more information, visit http://www.ikos.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, current economic conditions, continued acceptance and development of the Company's existing and new products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, achievement of cost controls, consummation of the Company's proposed merger with Synopsys and other risks detailed from time-to-time in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking statements contained in this release.

Additional Information: In connection with the proposed merger, Synopsys, Inc. filed a Registration Statement on Form S-4 (including a Proxy Statement/Prospectus) and IKOS filed a Preliminary Proxy Statement on August 9, 2001, and an Amendment No. 1 to the Registration Statement on Form S-4 and Proxy Statement/Prospectus was filed on October 18, 2001 (Registration No. 333-67184), each containing information about the proposed merger, with the Securities and Exchange Commission ("SEC"). At such time the SEC declares the Form S-4 Registration Statement (including the Proxy Statement/Prospectus) to be effective, IKOS will mail the Proxy Statement/ Prospectus to IKOS stockholders. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when each document becomes available. The Registration Statement and the Proxy Statement/Prospectus contain important information about Synopsys, IKOS, the proposed merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement, Proxy Statement/Prospectus and Synopsys' other filings may also be obtained by accessing Synopsys' website at http://www.synopsys.com or by directing a request by mail or telephone to Synopsys, Inc., 700 East Middlefield Rd., Mountain View, California 94043, (650) 584-5000. Free copies of the Proxy Statement/Prospectus and IKOS' other filings may also be obtained by accessing IKOS' website at http://www.ikos.com or by directing a request by mail or telephone to IKOS Systems, Inc., 79 Great Oaks Blvd., San Jose, California 95119, (408) 284-0400. You may read and copy any reports, statements and other information filed by Synopsys and IKOS at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Synopsys' and IKOS' filings with the Commission are also available to the public from commercial document-retrieval services and the web site maintained by the Commission at http://www.sec.gov.
Synopsys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IKOS stockholders by IKOS and its Board of Directors in favor of the adoption and approval of the merger agreement and approval of the merger.
IKOS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IKOS stockholders in favor of the adoption and approval of the merger agreement and approval of the merger. Investors and securities holders may obtain additional information regarding the interests of the participants from IKOS' filings with the SEC under Rule 14a-12 of the Exchange Act of 1934, as amended.

NOTE:

*SAB 101, Revenue Recognition in Financial Statements

On December 3, 1999, the SEC staff issued SAB No. 101, Revenue Recognition in Financial Statements. In addition, on October 9, 2000, the SEC issued Staff Accounting Bulletin No. 101: Revenue Recognition in Financial Statements-Frequently Asked Questions and Answers ("SAB 101 FAQ"). The SEC staff addresses several issues in SAB No. 101 and the SAB 101 FAQ, including the timing for recognizing revenue derived from selling arrangements that involve customer acceptance provisions. During the fourth quarter of fiscal 2001, IKOS adopted SAB 101. IKOS has revised its revenue recognition policy to include formal written acceptance at the appropriate level of authority from Japanese customers prior to recognition of revenue related to these sales due to customary business practices in Japan. The company has revised its quarterly financial data in order to reflect the provisions of SAB 101, as if applied consistently for all periods shown.

                         -FINANCIAL STATEMENTS ATTACHED-

                               IKOS SYSTEMS, INC.
                    CONSOLIDATED BALANCE SHEETS UNDER SAB 101
                    (in thousands, except per-share amounts)

                                                                            September 29,  September 30,
                                                                                 2001          2000
                                                                               --------      --------
                                        ASSETS
Current assets:
     Cash and cash equivalents                                                 $ 10,613      $ 12,032
     Short-term investments                                                       4,977         7,771
     Accounts receivable (net of allowances for
       doubtful accounts of $927 and $645, respectively)                          9,878        19,716
     Inventories                                                                  7,700         3,997
     Prepaid expenses and other assets                                            3,541           578
                                                                               --------      --------
          Total current assets                                                   36,709        44,094

     Equipment and leasehold improvements
       Office and evaluation equipment                                            6,339         6,782
       Machinery and equipment                                                    7,572        11,487
       Leasehold improvements                                                     3,797         2,640
                                                                               --------      --------
                                                                                 17,708        20,909
          Less allowances for depreciation and amortization                     (10,076)      (14,534)
                                                                               --------      --------
                                                                                  7,632         6,375
     Intangible assets (net of amortization of
       $1,093 and $924, respectively)                                               715           883
     Other assets                                                                 1,227           653
                                                                               --------      --------
                                                                               $ 46,283      $ 52,005
                                                                               ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable                                                             $  2,500      $  1,809
     Accounts payable                                                             5,958         5,446
     Accrued payroll and related expenses                                         2,491         3,549
     Accrued commissions                                                            705         2,094
     Income taxes payable                                                           730         3,252
     Other accrued liabilities                                                    3,249         2,511
     Deferred revenues                                                            7,757         8,388
                                                                               --------      --------
          Total current liabilities                                              23,390        27,049

Accrued rent                                                                        581            92
Commitments
Stockholders' equity:
     Preferred stock, $.01 par value; 10,000 shares
       authorized, none issued and outstanding                                       --            --
     Common stock, $.01 par value; 50,000 shares
       authorized, 9,225 and 8,797 shares issued
       and 9,225 and 8,778 outstanding, respectively                                 92            88
     Additional paid-in capital                                                  59,767        57,791
     Treasury stock, at cost, no shares in treasury in
       2001 and 19 in 2000                                                           --          (126)
     Accumulated adjustments to comprehensive income                               (895)         (842)
     Accumulated deficit                                                        (36,652)      (32,047)
                                                                               --------      --------
          Total stockholders' equity                                             22,312        24,864
                                                                               --------      --------
                                                                               $ 46,283      $ 52,005
                                                                               ========      ========

                                IKOS SYSTEMS INC.
                 CONSOLIDATED STATEMENTS OF INCOME UNDER SAB 101
                    (in thousands, except per-share amounts)



                                               Three Months Ended
                                           ----------------------------
                                           September 29,  September 30,
                                                2001          2000
                                              --------      --------
Net revenues
  Product                                     $  9,077      $ 17,324
  Maintenance                                    5,819         4,825
                                              --------      --------
     Total net revenues                         14,896        22,149

Cost of revenues
  Product                                        3,329         3,550
  Maintenance                                    1,062         1,146
                                              --------      --------
     Total cost of revenues                      4,391         4,696
                                              --------      --------
     Gross profit                               10,505        17,453

Operating expenses:
  Research and development                       3,772         4,507
  Sales and marketing                            5,474         7,071
  General and administration                     3,490         1,739
  Amortization of intangibles                       42            42
                                              --------      --------
     Total operating expenses                   12,778        13,359
                                              --------      --------
Income from operations                          (2,273)        4,094

Interest and other income, net                     504           229
                                              --------      --------

Income (loss) before (benefit) provision
  for income taxes                              (1,769)        4,323
(Benefit) provision for income taxes            (2,510)        1,075
                                              --------      --------
     Net income                               $    741      $  3,248
                                              ========      ========

Basic net income per share                        0.08          0.37
                                              ========      ========

Common and common equivalent shares used
  in computing basic per share amounts           9,140         8,694
                                              ========      ========

Diluted net income per share                      0.08          0.32
                                              ========      ========

Common and common equivalent shares used
  in computing dilutive per share amounts        9,835        10,000
                                              ========      ========

                                IKOS SYSTEMS INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS UNDER SAB 101
                    (in thousands, except per-share amounts)


                                                          Fiscal Years Ended
                                               ---------------------------------------
                                               September 29, September 30,  October 2,
                                                   2001          2000         1999
                                                 --------      --------     --------
Net revenues
     Product                                     $ 39,264      $ 54,652     $ 41,258
     Maintenance                                   21,805        18,144       15,075
                                                 --------      --------     --------
      Total net revenues                           61,069        72,796       56,333

Cost of revenues
     Product                                       11,977        11,545        9,578
     Maintenance                                    4,363         4,486        4,200
                                                 --------      --------     --------
      Total cost of revenues                       16,340        16,031       13,778
                                                 --------      --------     --------
      Gross profit                                 44,729        56,765       42,555

Operating expenses:
     Research and development                      17,191        15,912       13,443
     Sales and marketing                           26,433        24,913       21,822
     General and administration                     9,354         5,311        4,267
     Amortization of intangibles                      168           209          412
                                                 --------      --------     --------
      Total operating expenses                     53,146        46,345       39,944

                                                 --------      --------     --------
Income (loss) from operations                      (8,417)       10,420        2,611

Interest income and other, net                      1,802           618          495
                                                 --------      --------     --------
Income (loss) before (benefit) provision for
     income taxes                                  (6,615)       11,038        3,106
(Benefit) provision for income taxes               (2,010)        2,750          650

                                                 --------      --------     --------
      Net income (loss)                          ($ 4,605)     $  8,288     $  2,456
                                                 ========      ========     ========

Earnings (loss) per share:

Basic net income (loss)                          ($  0.51)     $   0.97     $   0.30
                                                 ========      ========     ========

Common and common equivalent shares used
     in computing basic per share amounts           8,981         8,563        8,306
                                                 ========      ========     ========

Diluted net income (loss)                        ($  0.51)     $   0.84     $   0.27
                                                 ========      ========     ========

Common and common equivalent shares used
     in computing basic per share amounts           8,981         9,836        9,140
                                                 ========      ========     ========

                               IKOS SYSTEMS, INC.
                COMPARISON OF THE INCOME STATEMENTS "AS REPORTED"
                     UNDER HISTORICAL ACCOUNTING TO SAB 101


                                  Quarter Ending December 30, 2000    Quarter Ending March 31, 2001   Quarter Ending June 30, 2001
                                  --------------------------------    -----------------------------   ----------------------------
                                                       Under SAB                         Under SAB                     Under SAB
                                    As Reported         No. 101       As Reported         No. 101      As Reported      No. 101
                                    -----------         -------       -----------         -------      -----------      -------

Sales                                 $ 21,009         $ 21,009         $ 17,410         $ 15,701        $ 11,060       $  9,463

Cost of sales                         $  4,469         $  4,469         $  4,062         $  3,870        $  3,734       $  3,610

Operating expenses                    $ 13,412         $ 13,412         $ 13,278         $ 13,278        $ 13,678       $ 13,678

Net income (loss)                     $  2,487         $  2,487         $    347         ($ 1,170)       ($ 5,190)      ($ 6,663)

Basic earnings (loss) per share       $   0.28         $   0.28         $   0.04         ($  0.13)       ($  0.57)      ($  0.74)

Diluted earnings (loss) per share     $   0.25         $   0.25         $   0.03         ($  0.13)       ($  0.57)      ($  0.74)